Exhibit No. 10.2

AMENDMENT NO. 1

to

CHANGE IN CONTROL AGREEMENT

This Amendment No. 1 (this “Amendment”) is dated effective February 8, 2008 by and between Jack E. Brucker (“Executive”) and Rural/Metro Corporation (“Rural/Metro”), and amends the Change in Control Agreement between the parties dated effective April 25, 2002 (the “Original Agreement”).

1.	Reason for this Amendment. The parties acknowledge and agree that it is in their mutual interest to modify the Original Agreement, primarily in recognition of the provisions of Section 409A of the Internal Revenue Code.

2.	Specific changes to the Original Agreement.

a.	The second paragraph of Section 3 of the Original Agreement is hereby deleted and replaced in its entirety with the following paragraph:

“The COC payment will be paid in one lump sum within five days following your termination of employment provided, however, that if, at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code (the “Code”) and are subject to the provisions of Section 409A(a)(2)(B) of the Code (or any comparable successor provision), the COC Payment will be paid in one lump sum on the date that is six months after the date of your “separation from service” from the Company (as such term is defined for purposes of Section 409A of the Code). In the event of your death, any unpaid portion of the COC payment will be paid immediately to your surviving spouse or, if there is no surviving spouse, to your family trust or, if there is no family trust, to your estate.”

b.	The third sentence of Section 4 of the Original Agreement is hereby deleted and replaced with the following sentence:

“However, if your employment with the Company is terminated without “Cause” within two years following a Change of Control or you terminate your employment with the Company for “Good Reason” within two years following a Change of Control, each Existing Option and any other option that you hold will remain exercisable until the earlier of the latest date upon which the option could have expired by its original terms under any circumstances or the tenth anniversary of the original grant date of the option.”

c.	The last two sentences of the first paragraph of Section 5 of the Original Agreement are hereby deleted and replaced with the following two sentences:

“The Benefit Allowance shall be paid on a monthly basis. The cost of providing the unavailable benefit to a similarly situated employee will be determined by Rural/Metro in the exercise of its discretion.”

d.	Section 23 of the Original Agreement is hereby deleted and replaced in its entirety with the following paragraph:

“To the extent any payment under this Agreement, when combined with all other payments received during the same calendar year that are subject to the limitations on deductibility under Section 162(m) of the Code, would exceed the limitations on deductibility under Section 162(m) of the Code for such year, such excess shall be deferred until the earliest date(s) at which Rural/Metro reasonably anticipates that the deduction of such payment will not be limited or eliminated by application of Section 162(m). Such deferred amounts shall bear interest at the rate of eight percent (8%) per annum.”

3.	Miscellaneous. Except as set forth in this Amendment, the Original Agreement remains in full force and effect. Capitalized terms used but not defined in this Amendment shall have the meaning set forth in the Original Agreement. The terms and conditions of this Amendment shall prevail in the event of inconsistency between this Amendment and the Original Agreement, if any.

IN WITNESS WHEREOF, Rural/Metro and Executive have executed this Amendment.

EXECUTIVE	RURAL/METRO CORPORATION

/s/ Jack E. Brucker	By:	/s/ Conrad A. Conrad
Jack E. Brucker	Conrad A. Conrad
Chief Executive Officer and President	Member, Compensation Committee

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